Sander & Baldonado, LLP
                          304 Park Av. South 11th Floor
                            New York, New York 10010
                             Telephone: 212-590-2350
                             Facsimile: 212-590-2351
                              ---------------------



February 11, 1999



Darrell A. James
CEO/President

A&R Online Inc. and A&R Entertainment Inc.

Dear Darrell:

This letter shall supersede all letters or other communications by and between the parties hereto (including without limitation, by and between their respective agents, attorneys and so forth) prior to the above date regarding the subject matter hereof, and shall confirm the material terms of the exclusive recording agreement reached between A&R Online Inc. and A&R Entertainment Inc. (hereinafter "You") and Prelude Development (hereinafter "Company") as follows:

1.   PRODUCT: One (1) album, with four (4) album options:

2.   TERRITORY: The World.

3. CREATIVE CONTROLS: Prior to the recording of Master Recordings made under this agreement, you and Company will mutually discuss the selection of the producer, the selection of material, and the selection of studios to be used for recording and mastering sessions, but in any event, neither party will withhold consent unreasonably. All decisions regarding mixes, remixes, and the formats and order in which Master Recordings will be released will be made by Company in consultation with you. Company will not be obligated to accept the delivery of Master Recordings, which it determines are not technically and/or commercially satisfactory for the manufacture and sale of Phonograph Records.

4. ROYALTIES: Company will accrue to your royalty account royalties inclusive of royalties payable to all third parties (such as the individual producer, at the rate set forth below) and such royalties shall be based on Net Sales of Phonograph Records consisting entirely of Masters recorded by you under the agreement and shall be computed on the suggested retail list price of such Records.

     (a) As to Net Sales in the United States ("USNRC Net Sales"), your royalty (the "Basic U.S. Rate") shall be:

                      0-600,000 Units   500,000-1m Units          1m+Units

First Album                        18%            18 1/4%          18 1/2%
Second Album                       18%            18 1/4%          18 1/2%
Third Album                        18%            18 1/4%          18 1/2%
Fourth Album                       18%            18 1/4%          18 1/2%

     The escalations set forth above in the subclause 6(a) shall be prospective of 500,000 and 1,000,000 units and all of the royalties and escalations set forth above in this subclause 6(a) shall be based on USNRC Net Sales only. Your record royalties hereunder shall be subject to Company's standard reductions for sales other than USNRC Sales.

     (b) USNRC Net Sales of Singles:  10%

     (c) Net Sales in Canada & UK: 75% of the otherwise applicable Basic Rate in the United States for the Record concerned (i.e. without regard to sales escalations).

     (d) Net Sales in the EEC, JAPAN or Australia: 65% of the otherwise applicable Basic Rate in the United States for the Record concerned (i.e. without regard to sales escalations).

     (e) Net Sales in the rest of the world: 50% of the otherwise applicable Basic Rate in the United States for the Record concerned (i.e. without regard to sales escalations).

5. ROYALTY RESERVES: Company shall have the right to establish reasonable royalty reserves against anticipated returns and exchanges. The reserve so established shall not exceed, with respect to single/LP commencing with the first full accounting period after the release of the respective Record, and twenty-five percent 25% of all single/LP Records shipped during each accounting period thereafter. Each reserve shall be fully liquidated equally over the four 4 full accounting periods after such reserve is established. Company shall have the right to establish reserves in excess of such limitations if in Company's good faith business judgment, Company believes that the percent limitations provided for herein may be insufficient to cover actual returns.

6. MECHANICAL ROYALTIES: (50%) minimum statutory rate prevailing at the date of respective albums initial release, 11 cap for albums. 2 Outside compositions @ full statutory rate for samples 87 1/2% of statutory rate @ USNRC 500M prospectively 100% of statutory rate @ USNRC 1MM prospectively.

7. MUSIC PUBLISHING: You hereby agree to grant and assign to Company affiliated publishing company, (To be determined later) a 50% copyright interest and 100% administration rights in and to each musical composition written, owned or acquired by you during the term of this recording agreement ("Compositions"). In connection therewith, you agree to enter into a separate Exclusive Co-Publishing Agreement with company affiliated publishing company, the terms of which shall be negotiated in good faith, but which shall include the right of company affiliated publishing company to administer the Compositions throughout the world and to charge an administration fee of 10%.

8. INDEPENDENT PROMOTION/PUBLICITY: In the event that Company, in its sole and exclusive discretion, elects to expend any monies in connection with independent third party promotion, marketing or publicity of any Record embodying Master Recordings made under this agreement, Company shall have the right to charge 100% of such costs against and recoup same at any time from any and all royalties (other than mechanical royalties) according to your royalty account.

     If the foregoing is consistent with your understanding and agreement, then please sign the respective space provided below for your name.

Very truly yours,
Prelude Development Inc.

By: /s/
    -------------------------------
    Authorized signature

AGREED TO AND ACCEPTED

By: /s/
    -------------------------------
    Darrell A. James, CEO/President